UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL



Date of Request: November 2, 2005

                              UNITECH ENERGY CORP.
                             ---------------------


         Nevada                                                86-1024733
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(State or other jurisdiction of                       (IRS Employer I.D. Number)
incorporation or organization)

    Suite 400, 715 5th Avenue S.W.,         Calgary,     Alberta,       T2P 3R7
--------------------------------------------------------------------------------
(Address of principal executive offices)    (City)       (State)         (Zip)

                                 (403) 461-8425
                         -------------------------------
                         (Registrant's Telephone Number)

Securities Act registration statement file number to which this form relates:
333-114564

ITEM 1.  Withdrawal of Registration Statement.

On April 23, 2004, Unitech Energy Corp, a Nevada corporation, originally filed a Registration Statement on Form SB-2, File No. 333-114564, with the Securities and Exchange Commission. The Board of Directors of Unitech Energy Corp. has determined that it is in the best interest of the company and its shareholders to request a withdrawal of the Registration Statement on Form SB-2, File No. 333-114564. None of the shares being offered pursuant to the registration statement have been offered or sold.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Calgary, Province of Alberta, Canada, on the 2nd day of November 2005.

                                                     UNITECH ENERGY CORP.

                                                     By:/s/ James Durward
                                                     ---------------------------
                                                     James Durward, President